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                                                                      EXHIBIT 21
                              LIST OF SUBSIDIARIES

1)       Thrift Shops of South Broward, Inc., a Florida corporation

2)       Thrift Shops of West Dade, Inc., a Florida corporation

3)       Hallandale Thrift, Inc., a Florida corporation

4)       North Broward Consignment, Inc., a Florida corporation

5)       Thrift Shops of North Lauderdale, Inc., a Florida corporation

6)       Thrift Retail, Inc., a Florida corporation

7)       Thrift Management Canada, Inc., a Canadian corporation

8)       Thrift Export, Inc., a Florida corporation

9)       Thrift Holdings, Inc., a Florida corporation

10)      Collectiblesandart.com, Inc., a Florida corporation